Exhibit 10.1

EXECUTION COPY

Exhibit “A”

ASSET PURCHASE AGREEMENT

dated as of

January 14, 2004

by and among

TENDER LOVING CARE HEALTH CARE SERVICES, INC.,

T.L.C. HOME HEALTH CARE INC.,

ALBERT GALLATIN HOME CARE, INC.,

STAFF BUILDERS, INC.,

STAFF BUILDERS INTERNATIONAL, INC.,

CARECO, INC.,

TENDER LOVING CARE HOME CARE SERVICES, INC.,

T.L.C. MIDWEST, INC.,

U.S. ETHICARE CORP.,

T.L.C. MEDICARE SERVICES OF DADE, INC.,

T.L.C. MEDICARE SERVICES OF BROWARD, INC.,

U.S. ETHICARE CHAUTAUQUA CORP.,

ETHICARE CERTIFIED SERVICES, INC.,

U.S. ETHICARE ERIE CORP.,

U.S. ETHICARE NIAGARA CORP.,

S.B.H.F., INC.,

STAFF BUILDERS SERVICES, INC.,

STAFF BUILDERS HOME HEALTH CARE, INC.,

ST. LUCIE HOME HEALTH AGENCY, INC.,

A RELIABLE HOMEMAKER OF MARTIN ST. LUCIE COUNTY, INC.,

and

CHARTER TLC, INC.

(and/or its designees)

TABLE OF CONTENTS

Article I DEFINITIONS
Article II SALE AND PURCHASE OF ASSETS; CLOSING
2.1	Asset Purchase

2.2	Excluded Assets

2.3	Assumed Liabilities

2.4	Consideration

2.5	Transfer of Assets and Assumed Liabilities.

2.6	Possession

2.7	Transfer Taxes

2.8	Non-Assignable Permits.

2.9	Assignment of Provider Agreements

2.10	The Closing

2.11	Deliveries by Sellers

2.12	Deliveries by Purchaser

Article III PURCHASE PRICE ADJUSTMENT
3.1	Estimated Net Working Capital

3.2	Net Working Capital Adjustment

3.3	Calculation of Net Working Capital

3.4	Settlement Agreement Adjustment

3.5	Claims Adjustment

Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS
4.1	Organization and Qualification

4.2	Authority; No Breach.

4.3	Financial Statements

4.4	Title to Assets

4.5	Intentionally Omitted

4.6	Absence of Undisclosed Liabilities

4.7	Absence of Certain Changes or Events

4.8	Real Property Assets

4.9	Intellectual Property

4.10	Accounts Receivable

i

4.11	Contracts and Commitments

4.12	Customers and Suppliers

4.13	Insurance

4.14	Litigation, etc

4.15	Compliance with Law; Necessary Authorizations

4.16	Environmental Matters

4.17	Labor Matters

4.18	Employee Benefit Plans

4.19	Business Generally

4.20	Finders

4.21	Bank Accounts

4.22	Disclosure

Article V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
5.1	Organization and Qualification

5.2	Authority

5.3	No Breach

5.4	Powers; Consents; Absence of Conflicts

5.5	Litigation or Proceedings

5.6	Financial Capability

Article VI COVENANTS
6.1	Conduct of Business of the Sellers

6.2	Sellers’ Records

6.3	Filings and Authorizations

6.4	Further Assurances

6.5	Bankruptcy Covenants.

6.6	Apportioned Obligations

6.7	Taxes

6.8	Negotiations

6.9	Cost Reports

6.10	Consents

Article VII CONDITIONS TO CLOSING
7.1	Conditions Precedent to Obligations of Purchaser

7.2	Conditions Precedent to Obligations of the Sellers

ii

Article VIII INDEMNIFICATION

8.1	Non-Survival of Representations and Warranties

Article IX MISCELLANEOUS
9.1	Termination

9.2	Effect of Termination

9.3	Expenses

9.4	Amendment

9.5	Entire Agreement

9.6	Waivers

9.7	Notices

9.8	Counterparts

9.9	Governing Law

9.10	Binding Effect; Third Party Beneficiaries; Assignment

9.11	Severability

9.12	Specific Performance

9.13	Headings

9.14	No Agency

9.15	Sellers’ Representative

9.16	Public and Private Announcements

9.17	Preservation and Access to Records After Closing

9.18	Sellers’ Knowledge Qualifications

9.19	Accounting Terms

9.20	Interpretation

9.21	Confidentiality

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of January 14, 2004 is made by and among Charter TLC, Inc., a Delaware corporation, and/or its designees (collectively, “Purchaser”), and Tender Loving Care Health Care Services, Inc., a Delaware corporation (“TLC”), T.L.C. Home Health Care, Inc., a Florida corporation (“TLCHHC”), Albert Gallatin Home Care, Inc., a Delaware corporation (“Gallatin”), Staff Builders, Inc., a New York corporation (“SBI”), Staff Builders International, Inc., a New York corporation (“SBII”), Careco, Inc., a Massachusetts corporation (“Careco”), Tender Loving Care Home Care Services, Inc., a New York corporation (“TLCHCSI”), T.L.C. Midwest, Inc., a Delaware corporation (“Midwest”), U.S. Ethicare Corp., a Delaware corporation (“USEC”), T.L.C. Medicare Services of Dade, Inc., a Florida corporation (“Dade”), T.L.C. Medicare Services of Broward, Inc., a Florida corporation (“Broward”), U.S. Ethicare Chautauqua Corp., a New York corporation (“USECC”), Ethicare Certified Services, Inc., a New York corporation (“ECSI”), U.S. Ethicare Erie Corp., a New York corporation (“USEEC”), U.S. Ethicare Niagara Corp., a New York corporation (“USENC”), S.B.H.F., Inc., a New York corporation (“SBHF”), Staff Builders Services, Inc., a New York corporation (“SBSI”), Staff Builders Home Health Care, Inc., a Delaware corporation  (“SBHHCI”), St. Lucie Home Health Agency, Inc., a Florida corporation (“SLHHAI”) and A Reliable Homemaker of Martin St. Lucie County, Inc., a Florida corporation (“Homemaker”, together with TLC, TLCHHC, Gallatin, SBI, SBII, Careco, TLCHCSI, Midwest, USEC, Dade, Broward, USECC, ECSI, USEEC, USENC, SBHF, SBSI, SBHHCI, SLHHAI, and Homemaker, each individually a “Seller” and collectively the “Sellers”), as debtors and debtors-in-possession in jointly administered Chapter 11 cases (the “Bankruptcy Cases”) pending in the United States Bankruptcy Court for the Eastern District of New York (Central Islip) (the “Bankruptcy Court”).

WHEREAS, the Sellers are in the home health care service provider business (the “Business”);

WHEREAS, on November 8, 2002 (the “Filing Date”), the Sellers each filed voluntary petitions with the Bankruptcy Court under Chapter 11 of Title 11 of the United States Code, Section 101, et seq. (the “Bankruptcy Code”); and

WHEREAS, the Sellers desire to sell substantially all of their assets to Purchaser, and Purchaser desires to purchase and acquire substantially all of the assets of the Sellers upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND MUTUAL AGREEMENTS HEREINAFTER CONTAINED, AND OF OTHER GOOD AND VALUABLE CONSIDERATION, RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

ARTICLE I

DEFINITIONS

The terms defined in this Article I, whenever used herein (including without limitation the Exhibits and Schedules hereto), shall have the following meanings for all purposes of this Agreement:

“Administrative Bar Date” means the applicable last day for the filing of proofs of claim relating to obligations that have accrued on or subsequent to the Filing Date.

“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

“Agreement” means this agreement among the parties set forth on the first page hereof, including, without limitation, all Exhibits and Schedules hereto, as the same may be amended from time to time.

“Apportioned Obligations” has the meaning set forth in Section 6.6 hereof.

“Assets” has the meaning set forth in Section 2.1 hereof.

“Assumed Claims” means post-petition accrued and unpaid payroll, payroll related obligations, accounts payable, accrued expenses, accrued franchise royalties, accrued interest payable, accrued and unpaid professional fees and any other current liabilities incurred in the ordinary course of business and usually categorized as such in the financial statements of the Sellers, in each case accruing from and after the Filing Date.

“Assumed Contracts” has the meaning set forth in Section 2.1 hereof.

“Assumed Liabilities” has the meaning set forth in Section 2.3 hereof.

“Auction” has the meaning set forth in Section 6.5(c) hereof.

“Balance Sheet Date” means November 30, 2003.

“Bankruptcy Cases” has the meaning given to it in the recitals hereto.

“Bankruptcy Code” has the meaning given to it in the recitals hereto.

“Bankruptcy Court” has the meaning given to it in the recitals hereto.

“Bidding Procedures Order” has the meaning set forth in Section 6.5(c) hereof.

“Business” has the meaning given to it in the recitals hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

“Claims Escrow” means the sum of One Million Dollars ($1,000,000) to be delivered by Purchaser to the Escrow Agent pursuant to the Claims Escrow Agreement on the Closing Date.

“Claims Escrow Agreement” means the Claims Escrow Agreement to be entered into on the date hereof by and among the Sellers, Purchaser and the Escrow Agent, substantially in the form annexed hereto as Exhibit 7.

“Clinical Due Diligence Review” means a review of, among other things, the Sellers’ material compliance with state and federal regulations and guidelines with respect to the provisions of home health services; admitting practices; coding; utilization and appropriateness of services; billing procedures; Medicare, state and/or accreditation survey reports; pre and post billing audits conducted by the Centers for Medicare and Medicaid Services or its contractors; in each case in order to insure that the Sellers’ operations and Business are conducted and operated in compliance with law and in a manner consistent with recognized professional standards of clinical practice and good industry practice.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the conditions set forth in Article VII are satisfied or waived, or such other date as the parties may mutually agree, upon which the Closing takes place.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, license or order of, registration, declaration or filing with, or notice to, or waiver from, any federal, state, local, foreign or other Governmental Entity or any other Person, including, without limitation, any security holder or creditor which is necessary to be obtained, made or given in connection with the execution and delivery of this Agreement and/or any Operative Document, the performance by a Person of its obligations hereunder and/or thereunder and the consummation of the transactions contemplated hereby and/or thereby.

“Deposit” has the meaning set forth in Section 2.4(c) hereof.

“Directly or Indirectly” means as an individual, partner, shareholder, member, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.

“Disclosure Schedule” means the disclosure schedule attached to this Agreement as Exhibit 1, and includes but is not limited to each of the Schedules expressly referred to in Article IV.

“Employee Benefit Plan” means any “employee benefit plan” (as defined under Section 3(3) of ERISA) or any other bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, stock appreciation, other forms of incentive compensation, excess benefit, supplemental pension insurance, disability, medical, supplemental unemployment, vacation benefits, payroll practice, fringe benefit, scholarship, sickness, accident, severance, or post-retirement compensation or benefit, welfare or any other employee benefit plan, policy, arrangement or practice, whether written or oral.

“Encumbrances” means collectively, any and all security interests, liens, pledges, claims, levies, charges, escrows, encumbrances, options, rights of first refusal, transfer restrictions, conditional sale contracts, title retention contracts, mortgages, hypothecations, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations of any kind whatsoever, whether written or oral.

“Environment” means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments.

“Environmental Laws” means any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including the common law and any judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of, human health and safety or the Environment.

“Environmental Liabilities” means any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys’ and consultants’ fees) of investigation, assessment, remediation or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any Person or Governmental Entity, (A) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any Real Property, (ii) the off-site transportation, treatment, storage or disposal of Hazardous Substances generated by the Sellers, or (iii) the violation of any Environmental Laws, or (B) which arise under the Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that would be deemed a “single employer” with the Sellers under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” means Klestadt & Winters, LLP.

“Escrow Agreement” means the Escrow Agreement to be entered into on the date hereof by and among the Sellers, Purchaser and the Escrow Agent, substantially in the form annexed hereto as Exhibit 4.

“Estimated Net Working Capital” has the meaning set forth in Section 3.1(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2 hereof.

“Excluded Liabilities” shall mean all of the debts, liabilities or obligations of the Sellers other than the Assumed Liabilities including, without limitation, those excluded debts, liabilities and obligations listed on Schedule 1.

“Expense Reimbursement” has the meaning set forth in Section 6.5(c) hereof.

“Facilities” means the operating locations operated by the Sellers or the Sellers’ franchisees.

“Filing Date” has the meaning given to it in the recitals hereto.

“Final Order” has the meaning set forth in Section 7.1(j) hereof.

“Financial Statements” means the consolidated unaudited balance sheets of TLC as of March 31, 2003 and as of November 30, 2003 and the related consolidated unaudited statements of operations, shareholder’s equity and cash flows of TLC for the fiscal year ended March 31, 2003, and the eight-month period ended November 30, 2003, and including the related notes thereto.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Government Medical Reimbursement Program” has the meaning set forth in Section 4.15(d) hereof.

“Governmental Entity” means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality, including any industry or other non-governmental self-regulatory organizations.

“Hazardous Substance” means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, and any materials or substances regulated or defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants” or any similar denomination intended to classify or regulate substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or re activity under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Independent Auditor” has the meaning given to it in Section 3.3(b) hereof.

“Instruments of Assignment” has the meaning given to it in Section 2.5(a) hereof.

“Instruments of Assumption” has the meaning set forth in Section 2.5(b) hereof.

“IRS” means the Internal Revenue Service.

“Laws” has the meaning as set forth in Section 2.8(a) hereof.

“Licensed Service Provider” has the meaning as set forth in Section 4.15(c) hereof.

“Marks” has the meaning as set forth in Section 4.9(a)(iv) hereof.

“Material Adverse Effect” means any material adverse effect on the business, prospects, earnings, operations, Assets, liabilities, Properties, condition (financial or otherwise), results of operations, net worth or Permits of the Sellers taken as whole, excluding any effects resulting from (i) events or circumstances adversely affecting a particular geographic market or the healthcare industry generally which do not have a disproportionate adverse effect on the Sellers or the Assets, (ii) general economic conditions, or (iii) the execution, delivery, announcement, or performance of this Agreement or the consummation of the transactions contemplated hereby.

“Medicare/Medicaid Liabilities” shall mean the Medicare and Medicaid liabilities of the Sellers set forth on Schedule 3 hereto (Medicare/Medicaid Liabilities shall not include any obligations arising under the Settlement Agreements) and the other payor obligations set forth on Schedule 3 hereto.

“Net Working Capital” means the difference between (x) the sum of cash, accounts receivable (net of allowance for doubtful accounts [excluding the reserve related to ATC Healthcare, Inc. prepaid expense] and deferred revenue), inventory, prepaid expenses (excluding the ATC Healthcare, Inc.-related prepaid expense) and other current assets and (y) post-petition accrued and unpaid payroll, payroll related obligations, accounts payable, accrued expenses, accrued franchise royalties, accrued interest payable, accrued and unpaid professional fees and any other current liabilities incurred in the ordinary course of business and usually categorized as such in the financial statements of TLC, in each case accruing from and after the Filing Date.  The calculation of Net Working Capital shall exclude all liabilities related to: 1) workers’ compensation claims under the Sellers’ self-insured worker compensation plans arising through December 31, 2002, 2) any potential reversal or repayment of tax refunds, 3) the

Settlement Agreements and 4) the Medicare/Medicaid Liabilities.  Each component of Net Working Capital shall be calculated and reported in accordance with GAAP.

“Operative Document” means any agreement, instrument or other document to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement.

“Oversight Committee” means the committee consisting of professionals of (i) the five member official committee of unsecured creditors appointed to represent the interest of all unsecured creditors in the Sellers’ jointly administered cases, (ii) National Century Financial Enterprises, Inc. and its related entities, and (iii) Private Investment Bank, Limited in the Sellers’ jointly administered cases.

“Oversight Committee Representative” means the individual or individuals designated by the members of the Oversight Committee to act as such committee’s representative as and to the extent contemplated in this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA maintained or contributed to by or on behalf of the Sellers.

“Permits” means all licenses, certificates of authority, certificates of need, Medicare Provider Agreements, Medicaid Provider Agreements, permits, orders, consents, approvals, registrations, local siting approvals, authorizations, qualifications and filings under any federal, state or local laws or with any Governmental Entities or other private Persons.

“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

“Plan” means any Employee Benefit Plan established, maintained, sponsored, or contributed to by the Sellers or an ERISA Affiliate on behalf of any employee, director or shareholder (whether current, former or retired) or their beneficiaries, or with respect to which the Sellers or any ERISA Affiliate has or has had any obligation on behalf of such person.

“Post-Closing Tax Period” shall mean (i) any Tax period beginning the day after the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period beginning the day after the Closing Date.

“Pre-Closing Tax Period” shall mean (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Property” (or “Properties” when the context requires) means any Real Property and any personal or mixed property, whether tangible or intangible.

“Provider Agreements” means the program participation agreements with the Medicare Program under Title XVIII of the Social Security Act and with the various state Medical Assistance Programs under Title XIX of the Social Security Act.

“Purchase Price” has the meaning set forth in Section 2.4(a) hereof, as adjusted pursuant to Sections 3.2, 3.4 and 3.5.

“Real Property” means any real property presently owned, used, leased, occupied, managed or operated by the Sellers.

“Sale Approval Order” has the meaning set forth in Section 6.5(d) hereof.

“Sale Hearing” has the meaning set forth in Section 6.5(c) hereof.

“Sellers” has the meaning given to it in the recitals hereto.

“Sellers Intellectual Property Rights” has the meaning set forth in Section 4.9(a) hereof.

“Sellers License Rights” has the meaning set forth in Section 4.9(b) hereof.

“Sellers’ Representative” has the meaning set forth in Section 9.15 hereof.

“Sellers Rights” has the meaning set forth in Section 4.9(b) hereof.

“Sellers Software Products” has the meaning set forth in Section 4.9(a)(i) hereof.

“Settlement Agreements” means collectively, (i) the Amended Settlement Agreement, dated October 22, 2003, among the United States of America, acting through the United States Department of Justice and on behalf of the Department of Health and Human Services, the Centers for Medicare and Medicaid Services and the Sellers, (ii) the Settlement Agreement, dated September 17, 2003, among the Medicaid Fraud Control Unit of the Maryland Attorney General’s Office, the Maryland Medical Assistance Program and the Sellers, and (iii) the Settlement and Assumption Agreement, dated July 29, 2003, between McKesson Information Solutions LLC and TLC.

“Subsidiary,” or “Subsidiaries” where the context requires, means any corporation, partnership, limited liability company or other entity in which the Sellers, directly or indirectly, owns or controls 50% or more of the voting stock or other ownership interests.

“Tax Return” means each and every report, return, declaration, information return, statement or other information required to be supplied to a taxing or governmental authority with respect to any Tax or Taxes, including without limitation any combined or consolidated return for any group of entities including the Sellers.

“Taxes” (or “Tax” where the context requires) shall mean all federal, state, county, provincial, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment and payroll related and property taxes and other governmental charges and assessments), whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including, without limitation, interest, additions to tax or interest, charges and penalties with respect thereto, and expenses associated with contesting any proposed adjustment related to any of the foregoing.

“Trade Secrets” means any information which (i) is used in a business, (ii) is not generally known to the public or to Persons who can obtain economic value from its disclosure, and (iii) is subject to reasonable efforts to maintain its secrecy or confidentiality; the term may include but is not limited to inventions, processes, know-how, formulas, computer software, and mask works which are not patented and are not protected by registration (e.g., under copyright or mask work laws); lists of customers, suppliers, and employees, and data related thereto; business plans and analyses; and financial data.

ARTICLE II

SALE AND PURCHASE OF ASSETS; CLOSING

2.1           Asset Purchase.  Upon the terms and subject to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in this Agreement, on the Closing Date, the Sellers agree to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Sellers, all of the Sellers’ right, title and interest in and to all of the assets, properties and rights of the Sellers owned or used by the Sellers in the conduct of the Business, as and to the extent existing on the Closing Date (such assets, properties and rights are hereinafter collectively referred to as the “Assets”), free and clear of all Encumbrances.  Subject to, but without limitation of the foregoing, the Assets include the following as and to the extent existing on the Closing Date:

(a)           Personal Property.  All personal property owned by the Sellers with respect to the conduct of the Business;

(b)           Real Property.  All Real Property owned by the Sellers.

(c)           Cash.  All cash and cash equivalents of the Sellers.

(d)           Intellectual Property.  All right, title and interest to the Sellers Rights set forth on Schedules 4.9(a) and (b);

(e)           Accounts Receivable.  All of the Sellers’ trade accounts, notes and other receivables to the maximum extent permitted by law and consistent with the provisions of §1815(c) of the Social Security Act, 42 U.S.C. §1395g(c), as amended.  To the extent that any account receivable is unable to be assigned because of any applicable law or regulation, the Sellers acknowledge and agree that the receipt by any Seller of any account receivable shall be held in trust for Purchaser and immediately be endorsed over and remitted to Purchaser.  For purposes of this Agreement, accounts receivable shall include any settlement amounts received or payable to any of the Sellers with respect to the settlement of any open cost reporting periods as well as any lump sum payments attributable to any retroactive adjustments of payment rates;

(f)            Contracts.  The contracts, leases and other agreements set forth on Schedule 2.1(f) to which certain of the Sellers are a party and which relate to the conduct of the Business (the “Assumed Contracts”);

(g)           Inventory.  All raw materials, work-in-process, finished goods and merchandise, packaging materials and other supplies related thereto which are owned or used by the Sellers in the conduct of the Business;

(h)           Insurance.  All rights of the Sellers under insurance policies covering the Assets or the Business;

(i)            Bank Accounts.  All rights with respect to the bank accounts set forth on Schedule 4.21;

(j)            Deposits and Prepaid Expenses.  All deposits, notes receivable, prepaid expenses, and other receivables relating to the conduct of the Business;

(k)           Books and Records.  All general, financial and personnel records, correspondence and other files and records, including customer lists and sales records, of the Sellers pertaining to the conduct of the Business, in accordance with federal and state laws and regulations;

(l)            Goodwill.  All of the Sellers’ goodwill and other intangibles in the Business;

(m)          Causes of Action.  All causes of action, rights of recovery and rights of set-off arising out of the conduct of the Business (other than claims and actions set forth in Section 2.2(d));

(n)           Permits.  All of the Sellers’ rights, title and interest in and to any and all Permits, licenses, approvals and authorizations by a federal, state, local or foreign governmental or non-governmental board, bureau, agency or regulatory body pertaining to the conduct of the Business set forth on Schedule 2.1(n), to the extent transferable or assignable;

(o)           Preference and Avoidance Claims.  All preference, fraudulent transfer and/or other avoidance claims and actions of any kind of the Sellers, including, without limitation, any such claims and actions arising under Sections 544, 545, 547, 548 549, 550 and 551 of the Bankruptcy Code (other than the preference and/or avoidance claims and actions set forth in Section 2.2(d) below); and

(p)           Customer and Supplier Lists.  All customer and supplier lists and related information of the Sellers, as well as all existing advertising plans of any kind, sales literature and related items, in accordance with federal and state laws and regulations.

2.2           Excluded Assets.  Any provision of this Agreement to the contrary notwithstanding, Purchaser shall not acquire and there shall be excluded from the Assets the following (the “Excluded Assets”):

(a)           all contracts, leases or other agreements which are not Assumed Contracts;

(b)           all claims against Purchaser arising under or in connection with this Agreement;

(c)           claims related solely to Excluded Liabilities; and

(d)           all preference, fraudulent transfer and/or other avoidance claims and actions of any kind against (i) National Century Financial Enterprises, Inc. and its related entities, (ii) Private Investment Bank Limited, (iii) former officers and directors of the Sellers as of the date of this Agreement, (iv) directors of TLC as of the date of this Agreement, and (v) the stockholder of TLC as of the date of this Agreement and such stockholder’s directors and officers.

2.3           Assumed Liabilities.  Except as otherwise expressly provided in this Section 2.3, Purchaser shall not assume or be responsible for, and shall in no event be liable for any debts, liabilities or obligations of the Sellers, whether fixed or contingent, known or unknown, liquidated or unliquidated, suspected or unsuspected, material or immaterial, absolute or contingent, matured or unmatured, determinable or undeterminable, direct or indirect, secured or unsecured, or otherwise.  As the sole exception to the first sentence of this Section 2.3, effective as of the Closing Date, Purchaser hereby assumes and agrees to pay, discharge or perform, as appropriate, when due or otherwise on a timely basis (i) the obligations of the Sellers under the Assumed Contracts that accrue after the Closing Date, (ii) the cure payments in connection with the executory contracts and/or unexpired leases in the respective amounts set forth on Schedule 2.3, (iii) the obligations due pursuant to the Settlement Agreements, (iv) the Medicare/Medicaid Liabilities and (v) the Assumed Claims set forth on Schedule 2.3(a) (collectively, the “Assumed Liabilities”).

2.4           Consideration.  (a)  The aggregate consideration for the Assets (the “Purchase Price”) shall be the following: (i) a cash payment in the amount of Eighty-Two Million Dollars ($82,000,000) payable as provided in Section 2.12(a) and (ii) the assumption of the Assumed Liabilities.

(b)           Intentionally Omitted.

(c)           As of the date hereof, Purchaser has delivered to the Escrow Agent a deposit (together with any interest accrued thereon, the “Deposit”) in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) to be held in accordance with the terms of this Agreement and the Escrow Agreement, and applied to the cash portion of the Purchase Price at Closing.  In the event of termination of this Agreement, the Deposit shall be disbursed as provided in Section 9.2(b).

(d)           In the event that Purchaser is the Winning Bidder (as defined in, and in accordance with, the Bidding Procedures Order), then Purchaser shall within ten (10) Business Days following the Auction increase the Deposit by Five Million Seven Hundred Thousand Dollars ($5,700,000).

2.5           Transfer of Assets and Assumed Liabilities.

(a)           At the Closing, the Sellers shall effect the sale, conveyance, assignment, transfer and delivery of the Assets to Purchaser by delivering to Purchaser or its designees documents of assignment and transfer as are reasonably necessary to vest in Purchaser good and valid title to the Assets, free and clear of all Encumbrances, except the Assumed Liabilities, in form and substance reasonably acceptable to the parties, collectively, the “Instruments of Assignment”.

(b)           At the Closing, Purchaser shall deliver to the Sellers instruments, documents or agreements in form and substance reasonably acceptable to the parties (collectively, the “Instruments of Assumption”) as are reasonably necessary to evidence Purchaser’s assumption of and agreement to pay and discharge the Assumed Liabilities.

2.6           Possession.  Right to possession of the Assets shall transfer to Purchaser on the Closing Date.  Sellers shall transfer and deliver to Purchaser on the Closing Date such keys, lock and safe combinations and other similar items as Purchaser shall require to obtain immediate and full occupation and control of the Assets, and shall also make available to Purchaser at Sellers’ then existing locations all documents in Sellers’ possession that are required to be transferred to Purchaser by this Agreement.

2.7           Transfer Taxes.  Provided that the Sale Approval Order (as defined in Section 6.5(d) hereof) includes the finding set forth in clause (xiii) of Section 6.5(d) in accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer, including the filing of any deed or other document of transfer to evidence, effectuate or perfect the rights, transfers and interest contemplated by this Agreement, shall be in contemplation of a plan or plans or reorganization to be confirmed in the Bankruptcy Cases, and such shall be free and clear of any and all transfer tax, stamp tax or similar taxes.  Such instruments, orders and agreements transferring the Assets to Purchaser shall contain the following endorsement:

“Because this [instrument] has been authorized pursuant to an order of the United States Bankruptcy Court for the Eastern District of New York (Central Islip), in contemplation of a plan of reorganization of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. §1146(c).”

If such transfer, stamp or similar taxes are ultimately payable, notwithstanding Section 1146(c) of the Bankruptcy Code or for any other reason, Purchaser and the Sellers shall equally share in the payment of any and all such transfer, stamp or similar taxes which may be payable by reason of the transaction contemplated in this Agreement and any and all claims, charges, interest or penalties assessed, imposed or asserted in relation to any such taxes.

2.8           Non-Assignable Permits.

(a)           To the extent that any Permit included among the Assets is not capable of being assigned to Purchaser at the Closing without the Consent of the issuer thereof, or if such assignment or attempted assignment would constitute a breach thereof, or a violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation (“Laws”), neither this Agreement nor any Instrument of Assignment shall constitute an assignment thereof, or an attempted assignment, unless such Consent has been obtained.

(b)           In the event that any Consent referred to in Section 2.8(a) has not been obtained prior to the Closing and Purchaser nevertheless determines to effect the Closing, if Purchaser so desires, Purchaser shall use its commercially reasonable efforts, and the Sellers shall cooperate with Purchaser, to obtain each and every such Consent and to resolve the impracticalities of assignment referred to in Section 2.8(a) after the Closing; provided, however, that each party shall bear its own costs and expenses, and neither the Sellers nor Purchaser shall be obligated to pay any consideration therefore to the Person from whom the Consent is requested (other than filing and similar fees payable to any Governmental Entity customarily paid in connection with transactions of the type contemplated hereby).

(c)           To the extent that Consents referred to in Section 2.8(a) have not been obtained by the Sellers prior to the Closing and Purchaser nevertheless determines to effect the Closing, until the impracticalities of assignment referred to in Section 2.8(a) hereof are resolved, each Seller shall use its commercially reasonable efforts to (i) provide Purchaser with the same benefits as those that were granted to the Sellers with respect to any Permit referred to in Section 2.8(a) , (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, without incurring any financial obligation to Purchaser, and (iii) enforce for the account and benefit of Purchaser any and all rights of the Sellers arising from the Permits referred to in Section 2.8(a) against such issuer thereof (including the right to elect to terminate in accordance with the terms thereof on the advice of Purchaser).

(d)           To the extent that Purchaser is provided the benefits pursuant to Section 2.8(c) of any Permit, Purchaser shall perform, at no cost to the Sellers, on behalf of the Sellers, for the benefit of the issuer thereof, and/or all other parties thereto, the obligations of the Sellers thereunder or in connection therewith, but only to the extent that (i) such action by Purchaser would not result in any material default thereunder or in connection therewith and (ii) such obligation would have been an Assumed Liability but for the non-assignability or non-transferability thereof.

2.9           Assignment of Provider Agreements.  Immediately following the date hereof, Purchaser shall prepare (with the reasonable assistance of the Sellers) all necessary CMS Forms 855 Change of Ownership indicating Purchaser’s intent to take automatic assignment of the Sellers’ Medicare Provider Agreements in accordance with 42 CFR §489.18(c).  As soon as possible following the Auction, Purchaser and the Sellers shall jointly file such forms.  Each Seller shall timely give any required notice to the appropriate federal and state agencies of its intention to terminate participation in all Medicare and Medicaid programs.  Assignment or termination and replacement of Medicaid Provider Agreements, and any assumption of liabilities therewith, shall be governed by the applicable state law for the jurisdictions in which the Sellers hold Medicaid Provider Agreements.

2.10         The Closing.  The Closing shall take place at 9:00 a.m., local time, on the Closing Date, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, or at such other time, date or place as the parties may mutually agree, subject to the satisfaction or waiver of all of the conditions to Closing set forth in Article VII hereof.  At the Closing, Purchaser and the Sellers shall deliver or cause to be delivered the items necessary to convey, assign, transfer and deliver the Assets to Purchaser.

2.11         Deliveries by Sellers.  At the Closing, the Sellers shall deliver, or cause to be delivered, to Purchaser each of the following, duly executed by or on behalf of Sellers:

(a)           the Instruments of Assignment referred to in Section 2.5(a) hereof;

(b)           executed copies of the Consents referred to in Section 7.1(c) hereof;

(c)           the officer’s certificate of the Sellers referred to in Section 7.1(e) hereof;

(d)           a copy of the Sale Approval Order referred to in Section 6.5(d) hereof; and

(e)           a copy of the Bankruptcy Court’s docket sheet for the Bankruptcy Cases evidencing that there has been no appeal or stay of the Sale Approval Order.

2.12         Deliveries by Purchaser.  At the Closing, Purchaser shall deliver or cause to be delivered to the Sellers each of the following, duly executed by or on behalf of Purchaser:

(a)           an amount equal to the cash portion of the Purchase Price (less (i) the amount of the Deposit and (ii) the amount of the Claims Escrow), by wire transfer of immediately available funds to the account or accounts designated in writing by the Sellers at least two (2) Business Days prior to the Closing Date;

(b)           the Instruments of Assumption referred to in Section 2.5(b) hereof;

(c)           the officer’s certificate of Purchaser referred to in Section 7.2(e) hereof;

(d)           copies of the certificate of incorporation and by-laws of Purchaser; and

(e)           resolutions of the board of directors of Purchaser approving and authorizing the execution, delivery and performance of this Agreement and the transactions contemplated in connection herewith, certified by the Secretary of Purchaser as of the Closing Date, together with a certificate of the Secretary of Purchaser as to the incumbency and signature of the officers of Purchaser executing this Agreement and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary.

ARTICLE III

PURCHASE PRICE ADJUSTMENT

3.1           Estimated Net Working Capital.  (a)  On or before the third Business Day prior to the Closing Date, the Sellers and Purchaser shall jointly agree on an estimate of the amount of Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”).  The Estimated Net Working Capital shall be determined in good faith on a reasonable basis using then available information of the Sellers and based upon the books and records of the Sellers.

(b)           In the event the Estimated Net Working Capital is less than $20,000,000, then the payment to be made pursuant to Section 2.4(a)(i) shall be reduced dollar-for-dollar by the amount of such shortfall.

(c)           In the event the Estimated Net Working Capital is greater than $20,000,000, then the payment to be made pursuant to Section 2.4(a)(i) shall be increased dollar-for-dollar by the amount of such excess.

3.2           Net Working Capital Adjustment.  (a)  The Purchase Price shall be subject to adjustment as set forth below, and all references in this Agreement to the Purchase Price shall be deemed to be the Purchase Price as adjusted pursuant to this Section 3.2.

(b)           If the Net Working Capital is less than the Estimated Net Working Capital, then the cash portion of the Purchase Price shall be reduced dollar-for-dollar by the amount of such shortfall.

(c)           If the Net Working Capital is greater than the Estimated Net Working Capital, then the cash portion of the Purchase Price shall be increased dollar-for-dollar by the amount of such excess.

3.3           Calculation of Net Working Capital.  The determination of the Net Working Capital shall be made pursuant to the following provisions:

(a)           Within sixty (60) days after the Closing Date, Purchaser shall prepare a calculation of Net Working Capital as of the close of business on the Closing Date on a basis consistent with that applied in the preparation of the Financial Statements and deliver to the Sellers’ Representative and the Oversight Committee Representative such calculation of Net Working Capital.

(b)           The Sellers’ Representative and the Oversight Committee Representative will have a period of thirty (30) days following the delivery of the calculation of Net Working Capital to notify Purchaser of any disagreements with the calculation of Net Working Capital.  Failure to notify Purchaser within such 30-day period shall be deemed acceptance of such calculation.  In the event the Sellers’ Representative or the Oversight Committee Representative timely notifies Purchaser of any disagreement, the parties agree that each of them shall attempt in good faith to resolve such disagreements.  If within thirty (30) days after delivery to Purchaser of the notification by the Sellers’ Representative or the Oversight Committee Representative of a disagreement, the parties are unable to resolve such disagreement, either the Sellers’ Representative or the Oversight Committee Representative, on the one hand, or Purchaser, on the other hand, shall have the right to submit the determination of such matters to an independent accountant of national standing reasonably acceptable to the Sellers’ Representative, the Oversight Committee Representative and Purchaser (the “Independent Auditor”), whose decision shall be binding on the parties.  The cost of the Independent Auditor shall be paid by the party whose aggregate estimate of the disputed amount or amounts, as the case may be, differs most greatly from the determination of the Independent Auditor.

(c)           If Purchaser, the Oversight Committee Representative and the Sellers’ Representative or the Independent Auditor, as the case may be, determines that the actual Net Working Capital is less than the Estimated Net Working Capital, the Sellers shall remit such difference to Purchaser.

(d)           If Purchaser, the Oversight Committee Representative and the Sellers’ Representative or the Independent Auditor, as the case may be, determines that the actual Net Working Capital is greater than the Estimated Net Working Capital, Purchaser shall remit such difference to Sellers.

(e)           Any cash payment to be made as a result of adjustments made in accordance with this Section 3.3, shall be paid within five (5) Business Days of such determination by wire transfer of immediately available funds.  Any such payment shall be made to such account or accounts as may be designated by the party entitled to such payment at least two (2) Business Days prior to the date that such payment is to be made.

3.4           Settlement Agreement Adjustment.  (a)  The Purchase Price shall also be subject to adjustment as set forth below, and all references in this Agreement to the Purchase Price shall be deemed to be the Purchase Price as adjusted pursuant to this Section 3.4.

(b)           The cash portion of the Purchase Price shall be increased dollar-for-dollar by the amount of all regularly scheduled payments actually made by the Sellers pursuant to the Settlement Agreements between the date hereof and the Closing Date.

3.5           Claims Adjustment.  (a)  The Purchase Price shall also be subject to adjustment as set forth below, and all references in this Agreement to the Purchase Price shall be deemed to be the Purchase Price as adjusted pursuant to this Section 3.5.

(b)           If, during the period commencing on the Closing Date and terminating on the tenth Business Day following the Administrative Bar Date, Purchaser becomes aware of any Assumed Claims which were not included as a liability in connection with the final calculation of Net Working Capital, the Purchase Price shall be reduced by the amount of such Assumed Claims.  In such event, the Escrow Agent shall promptly remit from the Claims Escrow the amount of the Purchase Price reduction to Purchaser.  Any balance remaining in the Claims Escrow shall then be paid by the Escrow Agent to the Sellers.  In the event the Purchase Price reduction pursuant to this Section 3.5(b) exceeds the amount in the Claims Escrow, the Sellers will promptly remit the amount of such shortfall to Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby jointly and severally represents and warrants to Purchaser as follows (all such representations and warranties are qualified by the Disclosure Schedule attached to this Agreement as Exhibit 1):

4.1           Organization and Qualification.  Each Seller is duly organized, validly existing and in good standing in the state of its organization (which state is set forth on Schedule 4.1), with all necessary corporate power and authority to own, lease and operate its Assets and Properties and carry on its business as presently owned or conducted.  Each Seller is licensed or qualified to transact business and is in good standing as a foreign corporation in each of the jurisdictions indicated on Schedule 4.1 of the Disclosure Schedule, which are the only jurisdictions wherein, because of the business conducted there or the nature of its Assets or Properties there, such Seller is required to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

4.2           Authority; No Breach.

(a)           Each of the Sellers have all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which it is or shall, pursuant to this Agreement, be a party, and to perform, carry out and consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Operative Documents to which it is or shall, pursuant to this Agreement, be a party have been duly authorized by all necessary action on the part of each of the Sellers.  This Agreement has been duly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms.

(b)           Except with regard to the contemplated approval and authorization of the Bankruptcy Court, and except as set forth on Schedule 4.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any Operative Document by the Sellers nor the consummation of any of the transactions contemplated herein or therein, nor the full performance by each of the Sellers of its obligations hereunder or thereunder do or will: (i) violate any provision of the certificate of incorporation or by-laws of any of the Sellers; (ii) conflict with, result in a breach or violation of, or constitute a default under (or an event which, with or without notice, lapse of time or both, would constitute a default) or result in the invalidity of, or accelerate the performance required by or cause or give rise to any right of acceleration or termination of any right or obligation pursuant to any agreement or commitment to which any of the Sellers are a party or by which any of the Sellers (or any of their respective Assets or Properties) is subject or bound, except where such conflict, breach, violation, default, invalidity or acceleration would not, individually or in the aggregate, have a Material Adverse Effect; (iii) result in the creation of, or give any third party the right to create, any Encumbrance upon the Assets or Properties of any Seller; (iv) conflict with, violate, result in a breach of or constitute a default under any writ, injunction, statute, law, ordinance, rule, regulation, judgment, award, Permit, decree, order, or process of any Governmental Entity to which any Sellers or any Assets or Properties of any of the Sellers are subject, except where such conflict, violation, breach or default would not, individually or in the aggregate, have a Material Adverse Effect; (v) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract or agreement to which any of the Sellers are a party or by which any of the Sellers (or any of their respective Assets or Properties) is subject or bound; (vi) require any of the Sellers to obtain any Consent, or (vii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any contract or agreement to which any of the Sellers are a party or by which any of their respective Assets or Properties is subject or bound.

4.3           Financial Statements.  The Sellers have heretofore delivered to Purchaser accurate and complete copies of the Financial Statements.  The Financial Statements have been prepared from the books and records of TLC and its Subsidiaries, and present fairly in all material respects (i) the consolidated financial position of TLC and its Subsidiaries at March 31, 2003 and November 30, 2003, and (ii) the consolidated results of their operations, cash flows and changes in shareholder’s equity (if applicable) for the periods covered thereby in conformity with GAAP.

4.4           Title to Assets.  Sellers have good and valid title to all of the Assets free and clear of any and all Encumbrances pursuant to Section 363 of the Bankruptcy Code and any other applicable sections of the Bankruptcy Code and as set forth in the Sale Approval Order.  Upon the Closing and transfer to Purchaser of the Assets, Purchaser shall receive good and marketable title to all of the Assets free and clear of any and all Encumbrances, pursuant to Section 363 of the Bankruptcy Code and any other applicable sections of the Bankruptcy Code and as set forth in the Sale Approval Order.

4.5           Intentionally Omitted.

4.6           Absence of Undisclosed Liabilities.  Except as set forth on Schedule 4.6 of the Disclosure Schedule and other than liabilities arising in the ordinary course of business under the agreements set forth on Schedule 4.11 (but excluding any liabilities arising as a result of a breach by any Seller of any such agreement), no Seller has any liabilities, losses or obligations of any nature (whether absolute, accrued, fixed, contingent, liquidated, unliquidated, due or to become due, or otherwise), except for liabilities included or reflected in the Financial Statements and adequately reserved against therein in accordance with GAAP, except to the extent any such liability, loss or obligation would not, individually or in the aggregate, have a Material Adverse Effect.  To the knowledge of the Sellers, there is no basis for the assertion against the Sellers of any such liability.

4.7           Absence of Certain Changes or Events.  Except as set forth on Schedule 4.7 of the Disclosure Schedule, since the Filing Date the business of the Sellers has been conducted only in the ordinary and usual course consistent with past practice.  Without limiting the generality of the foregoing, except as set forth on Schedule 4.7 of the Disclosure Schedule, since the Balance Sheet Date no Seller has suffered any Material Adverse Effect, and no fact or condition exists or, to the knowledge of any Seller, is contemplated or threatened that might reasonably be expected to cause a Material Adverse Effect in the future.

4.8           Real Property Assets.

(a)           Schedule 4.8(a) of the Disclosure Schedule contains a complete and correct list of all Real Property owned by the Sellers.  Each of the Sellers have good and marketable title to all such owned Real Property, free and clear of all Encumbrances except for (i) liens for current Taxes not yet due and payable and (ii) Encumbrances set forth on Schedule 4.8(a) of the Disclosure Schedule.

(b)           Schedule 4.8(b) of the Disclosure Schedule contains a complete and correct list of all Real Property leased by the Sellers.  Each of the Sellers enjoys peaceful possession of all such property.  The Sellers have previously delivered to Purchaser true, complete and correct copies of all lease documents to which any Seller is a party relating to such Real Property.  All such lease documents are unmodified and valid, binding and enforceable in accordance with their terms and are in full force and effect.  Except as set forth on Schedule 4.8(b), no default has been declared and is continuing under any such lease document, and to the knowledge of the Sellers, no event has occurred which constitutes or, with the passing of time or giving of notice, or both, would constitute, a default under any such lease document.

4.9           Intellectual Property.

(a)           Except as disclosed on Schedule 4.9(a) of the Disclosure Schedule, one or more of the Sellers is the exclusive owner of all right, title and interest in and to each of the following that are being used in the business of the Sellers as currently conducted, and/or have been or are being developed or acquired for potential use in the business of the Sellers and/or that are promoted, sold, licensed or otherwise distributed by the Sellers to any third parties:

(i)            all computer programs and databases and their associated system and user documentation (collectively, the “Sellers Software Products”) set forth on Schedule 4.9(a)(i) of the Disclosure Schedule;

(ii)           all copyrights and copyright registrations set forth on Schedule 4.9(a)(ii) of the Disclosure Schedule;

(iii)          all patents and patent applications set forth on Schedule 4.9(a)(iii) of the Disclosure Schedule;

(iv)          All trademarks, service marks and tradenames (collectively the “Marks”), and the registrations of, and/or applications to register, any one or more of the Marks in federal, state or foreign jurisdictions set forth on Schedule 4.9(a)(iv) of the Disclosure Schedule; and

(v)           all Trade Secrets and other proprietary rights.

The items referred to in subparagraphs (i) through (v) of this Section 4.9(a) are herein referred to collectively as the “Sellers Intellectual Property Rights.”  The Sellers Intellectual Property Rights constitute all such rights necessary to operate the business of the Sellers as it is currently operated.

(b)           Schedule 4.9(b) of the Disclosure Schedule sets forth a list of all license and similar agreements between the Sellers and third parties, under which the Sellers are granted rights to the use, reproduction, distribution, manufacture, sale or licensing of items embodying the patent, copyright, Trade Secret, trademark or other proprietary rights of such third parties (collectively, the “Sellers License Rights”).  The Sellers are not, nor will the Sellers be as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby, in violation of any material rights pursuant to any license and similar agreements described on Schedule 4.9(b) of the Disclosure Schedule.  The Sellers have not lost, nor will the Sellers lose as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby, any material rights pursuant to any license and similar agreements described on Schedule 4.9(b) of the Disclosure Schedule.  Except as set forth on Schedule 4.9(b) of the Disclosure Schedule, no Person is entitled to any royalty, fee and/or other payment or other consideration of whatever nature with respect to the Sellers License Rights or Sellers Intellectual Property Rights.  The Sellers License Rights and the Sellers Intellectual Property Rights are sometimes collectively referred to as the “Sellers Rights”.

(c)           Schedule 4.9(c) of the Disclosure Schedule sets forth a list of all agreements under which the Sellers have granted any rights of whatever nature to third parties of, to or under the Sellers Rights.  All such rights granted have been and are non-exclusive.  True, correct and complete copies of all such agreements have been delivered to Purchaser.

(d)           No claims with respect to the Sellers Rights have been asserted or, to the knowledge of any Seller, are threatened by any Person, nor does any Seller know of any valid grounds for any bona fide claims against the use by the Sellers of any Sellers Rights.  To the knowledge of the Sellers, there has not been any infringement, misappropriation or any other unauthorized use of any of the Sellers Rights by any third party, employee, consultant or former employee or consultant of the Sellers.

(e)           To the knowledge of the Sellers, none of the Sellers have, by reason of its use, license, sale or other distribution of the Sellers’ Rights or otherwise, nor has any Seller been alleged to have, infringed upon, violated, misappropriated or misused any intellectual property right or other proprietary right (including, without limitation, any patent right, copyright, trade name or Trade Secret) of any third party.

4.10         Accounts Receivable.  Except as set forth on Schedule 4.10 of the Disclosure Schedule, all of the accounts, notes and other receivables of the Sellers (i) reflected on the Financial Statements as of the Balance Sheet Date and (ii) as of the date hereof, represent sales actually made in the ordinary course of business consistent with past practice for goods or services delivered or rendered in bona fide arm’s-length transactions, constitute only valid, undisputed claims, have not been extended or rolled over in order to make them current and are collectible at their recorded amounts net of reserves for non-collectibility reflected on the Financial Statements in accordance with GAAP.

4.11         Contracts and Commitments.  Except as set forth on Schedules 4.8(b), 4.9(b) and 4.11 of the Disclosure Schedule:

(a)           None of the Sellers have any agreements, contracts, or commitments, written or oral, which either individually or in conjunction with other agreements, contracts or commitments with the same party, and in connection with the same matter, relate to commitments in excess of $50,000 per annum or are otherwise material to its business, operations or prospects;

(b)           None of the Sellers have any (i) employment agreements, (ii) employee non-competition agreements, or (iii) agreements or policies that contain any bonus, severance or termination pay liabilities or obligations;

(c)           None of the Sellers have any collective bargaining or union contracts or agreements;

(d)           None of the Sellers are a party to any partnership or joint venture agreement whether or not a separate legal entity is created thereby;

(e)           None of the Sellers are in breach or default under any contract, license agreement, commitment or restriction (whether written or oral) to which such Seller is a party or by which such Seller or any of its Assets are bound, except to the extent such breach or default would not, individually or in the aggregate, have a Material Adverse Effect, and, to the knowledge of the Sellers, there exists no event or condition which (whether with or without notice, lapse of time, or both) would constitute a default thereunder, give rise to a right to accelerate, modify or terminate any provision thereof or give rise to any Encumbrance on its Property or Assets or a right to any additional or guaranteed payments; and to the knowledge of the Sellers, no other party to any such contract, agreement or commitment is in breach or default thereof;

(f)            Each contract and agreement referred to on Schedule 4.11 is valid and in full force and effect and constitutes a legal, valid and binding obligation of the Seller(s) that is a party to such contract or agreement, and, to the knowledge of the Sellers, is enforceable in accordance with its terms, and will not cease to be valid and in full force and effect after the Closing Date, except to the extent that the failure of any such contracts or agreements to be in full force and effect, enforceable in accordance with its terms, and a legal, valid and binding obligation of the Sellers would not, individually or in the aggregate, have a Material Adverse Effect; accurate and complete copies of the contracts and agreements listed on Schedule 4.11, together with all amendments thereto, have been heretofore delivered to Purchaser.

4.12         Customers and Suppliers.  Except as set forth on Schedule 4.12 of the Disclosure Schedule, there has not been any material adverse change and, to the knowledge of the Sellers, there are no facts which may reasonably be expected by the Sellers to indicate that any material adverse change may occur in the business relationship of the Sellers with any customer or supplier which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  None of the Sellers are engaged in any material disputes with any material customers or suppliers and no Seller has any reason to believe that any material customer or supplier intends to discontinue or adversely modify its relationship with the Sellers in any material respect after the Closing Date where any such dispute or change would reasonably be expected to have a Material Adverse Effect.  In addition, none of the Sellers has any knowledge that any material customer or group of customers of the Sellers are materially dissatisfied with its services.

4.13         Insurance.  Schedule 4.13 of the Disclosure Schedule contains a true and complete list of all insurance policies covering any of the Sellers or otherwise held by or on behalf of it, or any aspect of its Assets or business, indicating the type of coverage, name of insured, the insurer, the amount of coverage, the deductibles, the premium, and the expiration date.  Except as set forth on Schedule 4.13, there are no pending claims under any insurance policy listed on Schedule 4.13.

4.14         Litigation, etc.  Except as set forth on Schedule 4.14 of the Disclosure Schedule, there has not been in the thirty-six (36) months prior to the date hereof, nor is there currently, any claim, action, suit, inquiry, proceeding or investigation of any kind or nature whatsoever, by or before any court or Governmental Entity or other regulatory or administrative agency or commission or tribunal pending or, to the knowledge of any Seller, threatened against or involving or that reasonably would be expected to involve any Seller or its business, Assets, Properties, officers or directors, or which questions or challenges the validity of this Agreement or any action taken or to be taken by such Seller pursuant to this Agreement or in connection with the transactions contemplated hereby; and, to the knowledge of any Seller, there is no valid basis for any such claim, action, suit, inquiry, proceeding or investigation.

4.15         Compliance with Law; Necessary Authorizations.

(a)           Each of the Sellers are duly complying and has duly complied in respect of its business, operations, Properties and Assets, with all applicable laws, rules, regulations, orders, building and other codes, zoning and other ordinances, Permits, authorizations, judgments and decrees of all Governmental Entities, except to the extent that any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 4.15(a) of the Disclosure Schedule, no Seller is aware of any present or past failure so to comply or of any past or present events, activities or practices of the Sellers which may be construed to indicate interference with or prevention of continued compliance with any laws, rules or regulations or which may give rise to any common law or statutory liability, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation, except to the extent that any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth on Schedule 4.15(a) of the Disclosure Schedule, to the knowledge of the Sellers, none of the Sellers nor any of their respective officers or employees is the subject of any investigation relating to the business of the Sellers.

(b)           Each of the Sellers has duly obtained all Permits, concessions, grants, franchises, licenses and other governmental authorizations, Consents, and approvals necessary for the conduct of its business including, without limitation, those relating to Medicare, Medicaid or any other health insurance or health care program sponsored or financed in whole or in part by any Governmental Entity; each of the foregoing is set forth on Schedule 4.15(b) of the Disclosure Schedule and is in full force and effect; each of the Sellers are in compliance with all material terms of all the foregoing, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect; except as set forth on Schedule 4.15(b) of the Disclosure Schedule, there are no proceedings pending or, to the knowledge of any Seller, threatened which may result in the revocation, cancellation, suspension or modification thereof, and no Seller has any knowledge of any basis therefor; and except as set forth on Schedule 4.15(b) of the Disclosure Schedule the consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification nor require the Sellers or Purchaser to make any filing or take any action in order to maintain the validity of any item listed on Schedule 4.15(b) of the Disclosure Schedule.

(c)           Each person or entity employed or engaged by any of the Sellers to provide services on behalf of such Seller (“Licensed Service Provider”) has obtained (and maintains) all necessary licensure or certification to provide such services in compliance in all material respects with any applicable law or the requirements of any Government Medical Reimbursement Program.  Each Licensed Service Provider is covered by a professional liability insurance policy underwritten by a licensed insurance company, with coverage limits and terms that are consistent with industry standards.

(d)           Except as set forth on Schedule 4.15(d) of the Disclosure Schedule, to the knowledge of the Sellers, none of the Sellers nor any of their respective officers, directors, employees or agents has been, in the thirty-six (36) months prior to the date hereof, or is currently being investigated, charged or implicated in any violation of any laws involving fraudulent and abusive practices relating to its participation in Medicare, Medicaid, Tricare or any other state or federally sponsored health care reimbursement or health care program (each, a “Government Medical Reimbursement Program”), including but not limited to fraudulent billing or recordkeeping practices.  In the thirty-six (36) months prior to the date hereof, the Sellers have properly and legally billed all individuals, intermediaries and third party payors, as appropriate, for services rendered through the Sellers’ business and have maintained all necessary documentation to support and reflect such billing practices, except to the extent that failure to legally and properly bill would not, individually or in the aggregate, have a Material Adverse Effect.  To the knowledge of the Sellers, except as set forth on Schedule 4.15(d) of the Disclosure Schedule, none of the Sellers nor any of their respective directors, officers, employees, independent contractors or agents has committed any offense which is reasonably likely to be the basis for suspension or exclusion of the Sellers or any of their respective directors, officers, managers, current employees, partners or independent contractors from any Government Medical Reimbursement Program, including, but not limited to, defrauding a government program, loss of a license to provide health care services, and failure to provide quality care.

(e)           None of the Sellers nor any of their respective directors, officers, employees, independent contractors or agents, have engaged in any activities which may serve as the grounds for any material penalties of any kind under Sections 1128A, 1128B or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7b and 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Act (18 U.S.C. § 1001), the Program Fraud Civil Penalties Act (31 U.S.C. § 3801 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (all as amended or superseded), and the anti-fraud and abuse provisions of the Health

Insurance Portability and Accountability Act of 1996 (18 U.S.C. § 1347, 18 U.S.C. § 669, 18 U.S.C. § 1035, 18 U.S.C. § 1518) and the corresponding fraud and abuse, false claims and anti-self referral statutes and regulations in each state or other jurisdictions where any Seller has operations or any related regulations or other federal or state laws and regulations.

4.16         Environmental Matters.  All of the operations of the Sellers comply and have at all times complied with all applicable Environmental Laws, except to the extent that any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect, and none of the Sellers are subject to any Environmental Liabilities which would, individually or in the aggregate, have a Material Adverse Effect.

4.17         Labor Matters.  Except to the extent set forth on Schedule 4.17 of the Disclosure Schedule:

(a)           there is no labor strike, or, to the knowledge of the Sellers, dispute, grievance, arbitration proceeding, slowdown or stoppage, or charge of unfair labor practice actually pending, threatened against or affecting the operation of the business of the Sellers;

(b)           None of the Sellers have, during the three years prior to the date hereof, experienced any work stoppage or other labor dispute, nor is any Seller aware of any fact or circumstance that could result in any of the foregoing;

(c)           there are no charges or complaints of discrimination pending or to the knowledge of any Seller, threatened, before the Equal Employment Opportunity Commission or any state or local agency with respect to the Sellers, nor is any Seller aware of any basis for any such charge or complaint; and

(d)           during the three years preceding the date hereof, no unions or other collective bargaining units have been certified or recognized by the Sellers as representing any of its employees and there are no existing union organizing efforts or representation questions with respect to any of the employees of the Sellers.

4.18         Employee Benefit Plans

(a)           Except as set forth on Schedule 4.18(a) of the Disclosure Schedule, there are no Plans.  With respect to each Plan, as applicable, accurate and complete (i) copies of each written Plan (including all amendments thereto), (ii) written descriptions of each oral Plan, (iii) copies of related trust or funding agreements, (iv) summary plan descriptions, (v) summaries of material modifications, (vi) copies of the most recent annual reports and actuarial valuations and (vii) copies of the most recent determination letter from the IRS for each Plan intended to qualify under Code Section 401(a) have been heretofore delivered to Purchaser.

(b)           None of the Sellers, their respective ERISA Affiliates, or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any “multiemployer plan” (within the meaning of Sections

(3)(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA.

(c)           None of the Sellers are liable for any liability of any ERISA Affiliate (including predecessors) with regard to any Employee Benefit Plan, including without limitation, liabilities under Title IV of ERISA, Section 412 of the Code, and Section 302(a)(2) of ERISA.

(d)           The Sellers, each ERISA Affiliate, each Plan, and each “plan sponsor” (within the meaning of Section 3(16) of ERISA) of each “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) has complied in all respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

(e)           No “reportable event” within the meaning of Section 4043(b) of ERISA has occurred or is expected to occur, and the consummation of the transaction contemplated by this Agreement will not result in a reportable event.

(f)            With respect to each of the Plans on Schedule 4.18(a):

(i)            each Plan intended to qualify under Section 401(a) of the Code has been qualified since its inception and has received a determination letter from the IRS to the effect that the Plan is qualified under Section 401 of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred (since the date of the determination letter) or is expected to occur through the date of the Closing (including, without limitation, the transactions contemplated by this Agreement) that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

(ii)           all payments required by any Plan, any agreement, or by law (including, without limitation, all contributions, insurance premiums, or intercompany charges) with respect to all periods through the date of the Closing shall have been made prior to the Closing (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Sellers, by full accruals as if all targets required by such Plan had been or will be met at maximum levels on its financial statements;

(iii)          no “accumulated funding deficiency”, (within the meaning of Section 302 of ERISA and Section 412 of the Code), has been or could be expected to be incurred, whether or not waived, and no excise or other taxes have been or could be expected to be incurred or are due and owing with respect to the Plan because of any failure to comply with the minimum funding standards of ERISA and the Code;

(iv)          no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted, or anticipated against the Plans (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Sellers, any ERISA Affiliate, any director, officer, or employee thereof, or any of the assets of any trust of the Plans;

(v)           the Plan complies and has been maintained and operated in accordance with its terms and applicable law, including, without limitation, ERISA and the Code;

(vi)          no “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to the Plan (and the consummation of the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a “prohibited transaction”);

(vii)         no Plan is or expected to be under audit or investigation by the IRS, Department of Labor, or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty; and

(viii)        with respect to each Plan that is funded mostly or partially through an insurance policy, none of the Sellers nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Closing.

(g)           The consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or shareholder of the Sellers (whether current, former, or retired) or their beneficiaries solely by reason of such transactions.  No amounts payable under any Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

(h)           None of the Sellers nor any ERISA Affiliate maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

(i)            None of the Sellers nor any ERISA Affiliate, or any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Plan.

4.19         Business Generally.  To the knowledge of the Sellers, no events or transactions have occurred which could be expected to have a Material Adverse Effect.

4.20         Finders.  Except as set forth on Schedule 4.20 of the Disclosure Schedule, none of the Sellers nor any of the Sellers’ directors or officers, have taken any action that, Directly or Indirectly, would obligate Purchaser or the Sellers, to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

4.21         Bank Accounts.  Schedule 4.21 of the Disclosure Schedule contains a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Sellers have an account or safe deposit box or maintain a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

4.22         Disclosure.  No representation or warranty by the Sellers in this Agreement, in any documents or papers furnished to Purchaser or its representatives by or on behalf of the Sellers, pursuant to this Agreement or any statement contained in the Disclosure Schedule or any certificates delivered hereunder contains or will contain any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein in light of the circumstances under which it was made, not false or misleading.  All copies of contracts, agreements and other documents made available to Purchaser or any of its representatives pursuant hereto are complete and accurate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser hereby represents and warrants as follows:

5.1           Organization and Qualification.  It is duly organized, validly existing and in good standing in its jurisdiction of organization.

5.2           Authority.  It has all requisite power and authority to execute and deliver this Agreement and to perform, carry out and consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part.  This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

5.3           No Breach.  Neither the execution and delivery of this Agreement by it nor the consummation of the transactions contemplated herein and the full performance by it of its obligations hereunder do or will:  (i) violate any provision of its organizational documents; (ii) conflict with, violate, result in a breach of or constitute a default under any writ, injunction, statute, law, ordinance, rule, regulation, judgment, award, decree, order, or process of any Governmental Entity; or (iii) require it to obtain any Consent.

5.4           Powers; Consents; Absence of Conflicts.  The execution, delivery, and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser:  (a) are within its corporate powers, are not in contravention of the terms of the certificate of incorporation or bylaws of Purchaser, and have been duly authorized by all appropriate corporate action; (b) do not and will not require any approval or consent of, or filing with, any governmental agency or authority; (c) do not and will not violate any statute, law, rule, or regulation to which Purchaser may be subject; (d) do not and will not conflict with, or result in a breach of or a default under (with or without notice or lapse of time, or both), any contract, agreement, indenture, mortgage, deed of trust, lease, or other instrument to which Purchaser is a party or by which Purchaser is bound or subject; and (e) do not and will not violate any judgment, order, or decree of any court or other governmental agency or authority to which Purchaser may be subject.  This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

5.5           Litigation or Proceedings.  There is no litigation or other proceeding pending or, to the knowledge of Purchaser or any of its Affiliates, directors, managers, officers, employees, agents, or representatives, threatened against Purchaser that could reasonably be expected to affect adversely Purchaser’s ability to consummate the transactions contemplated by this Agreement.

5.6           Financial Capability.  Purchaser has cash, or the ability to obtain cash by means of credit facilities with financially responsible third parties, in an amount sufficient to enable it to perform all of its obligations hereunder, including, without limitation, payment of the Purchase Price.

ARTICLE VI

COVENANTS

6.1           Conduct of Business of the Sellers.  Except as set forth on Schedule 6.1, from the date hereof and until the Closing Date, except as contemplated by this Agreement or expressly consented to by an instrument in writing signed by Purchaser, each Seller shall:  (i) conduct its business and operations only in the ordinary course, consistent with past practice, (ii) maintain and preserve the Assets in good repair, order and condition, including, without limitation, performing, in a manner and on a basis consistent with past practice, all periodic maintenance and necessary reconditioning, (iii) preserve its business operations and organizations intact, (iv) keep available the services of its current officers and satisfactorily performing employees, (v) preserve its current advantageous business relationships, including, without limitation, the goodwill of its customers and suppliers and others having business relationships with it, (vi) other than in the ordinary course, not grant any increase in the rate or terms of compensation payable, or to become payable to any of its directors, officers or key employees; (vii) other than in the ordinary course, not grant any increase in the rate or terms of any Employee Benefit Plan payment or arrangement; (viii) not enter into any agreement or make any other commitment involving an amount in excess of $50,000, absent prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed; and (ix) not, Directly or Indirectly, redeem, purchase or otherwise acquire any of its shares of capital stock or authorize any stock split or recapitalization.  Without limiting the generality of the foregoing, and, except as contemplated in this Agreement, prior to the Closing Date the Sellers shall use all commercially reasonable efforts to not take any action which would result in the incorrectness as of the Closing Date of any representation and warranty contained in Article IV without the prior written consent of Purchaser.

6.2           Sellers’ Records.  Prior to the Closing Date, each Seller shall afford Purchaser, its attorneys, accountants and representatives, free and full access to the Sellers’ business, books, records and employees, and shall provide to Purchaser and its representatives such additional financial and operating data and other information as Purchaser shall from time to time reasonably request upon advance written notice.  The Sellers shall permit Purchaser upon advance written notice to contact customers and suppliers of the Sellers for determining and verifying the precise terms and nature of their arrangements.

6.3           Filings and Authorizations.  Each of the Sellers and Purchaser, as promptly as practicable, (i) shall make, or cause to be made, all such filings and submissions under laws, rules and regulations applicable to it or its Affiliates, as may be required to consummate the transactions contemplated herein, in accordance with the terms of this Agreement, (ii) shall use all commercially reasonable best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all governmental and non-governmental Persons necessary to be obtained by it or its Affiliates, in order to consummate the transactions contemplated herein; provided, however, that, any provision hereof to the contrary notwithstanding, the Sellers shall have no obligation to: (A) except as set forth in Section 6.10, pay any fee to any third party for the purpose of obtaining any Consent or any costs and expenses of any third party resulting from the process of obtaining such Consent or (B) sell any material portion of the Business; provided further, however, that neither Purchaser nor the Sellers shall be obligated to consummate the transactions contemplated by this Agreement absent the prior approval of the Bankruptcy Court and neither Purchaser nor the Sellers shall be obligated to modify the Agreement in any material respect to satisfy the Bankruptcy Court, and (iii) shall use all commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for him, her or it to fulfill his, her or its obligations hereunder.  The Sellers and Purchaser shall coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

6.4           Further Assurances.  Simultaneous with the Closing, Sellers shall take such steps as may be necessary to put Purchaser in actual possession and operating control of the Assets and the Business.  At or after the Closing, Sellers shall, at the reasonable request of Purchaser, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Purchaser such assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to Purchaser, and take all such other actions as Purchaser may reasonably deem necessary to implement any provision of this Agreement and to transfer to and vest in Purchaser title to, and to put Purchaser in possession of, all of the Assets, free and clear of any and all Encumbrances.

6.5           Bankruptcy Covenants.

(a)           Cure of Defaults.  Sellers shall promptly, on or prior to the Closing Date, cure any and all defaults and breaches and satisfy any liability or obligation arising from or relating to pre-Closing periods under the Assumed Contracts, except as expressly assumed by Purchaser under this Agreement, so that such Assumed Contracts may be assigned by Sellers to Purchaser in accordance with the provisions of Section 365 of the Bankruptcy Code, the Sale Approval Order, any other orders of the Bankruptcy Court effectuating such assignments, and this Agreement.

(b)           Motions, Orders, etc.  Sellers shall promptly provide Purchaser with the proposed final drafts of all documents, motions, orders, or pleadings that Sellers propose to file with the Bankruptcy Court which relate to the approval of this Agreement, the Assets, or the consummation of the transactions contemplated hereby, or any provision therein or herein, and shall provide Purchaser and its counsel with a reasonable opportunity to review and comment on such documents, motions, orders, or pleadings.

(c)           Bidding Procedures Order  Without limiting the generality of the foregoing Section 6.5(b), the bidding procedures order, in the form annexed hereto as Exhibit 2 (the “Bidding Procedures Order”), shall be reasonably acceptable in form and substance to Purchaser and shall include provisions, among other things (i) setting the earliest available date for a hearing to approve the sale of the Assets (the “Sale Hearing”), (ii) authorizing Sellers to conduct an auction (the “Auction”) of the Assets in the event that qualified bids are received for the sale of the Assets in accordance with the Bidding Procedures Order and setting a date for such Auction, (iii) establishing bidding procedures reasonably acceptable to Purchaser, (iv) approving the selection of Purchaser as the stalking horse bidder, (v) approving the payment of reasonable out-of-pocket expenses (which shall not include salaries of any employees of Purchaser or its Affiliates) incurred by Purchaser up to the date of the Auction, including but not limited to financing commitment fees, up to an aggregate amount of $1,500,000 (the “Expense Reimbursement”), in the event that Purchaser is not the Winning Bidder (as defined in, and in accordance with, the Bidding Procedures Order) at the Auction, which payment shall be made to Purchaser concurrently with the receipt by any of the Sellers of any proceeds (including the proceeds of a deposit in the event of a default by such third party purchaser) in connection with such third party sale, (vi) providing that Purchaser’s claim to the Expense Reimbursement shall be entitled to superpriority administrative expense claim treatment in the Bankruptcy Cases, senior to all other superpriority claims, whether now or hereafter incurred or accrued, (vii) providing that no prospective purchaser will be permitted to bid at the Auction unless such party has been deemed “qualified” in accordance with objective criteria set forth in the Bidding Procedures Order, which at a minimum, shall require any such prospective purchaser to provide documentation establishing that such prospective purchaser has sufficient cash on hand or a binding financial commitment from an established financial institution or other credit worthy party to ensure such prospective purchaser’s ability to meet its commitments pursuant to its bid, (viii) providing that no prospective purchaser who bids for the Assets at the Auction shall be entitled to purchase the Assets unless such prospective purchaser submits to Sellers in writing in accordance with the Bidding Procedures Order a bid at least equal to $2,000,000 greater than the consideration set forth in this Agreement (including all cash, non-cash consideration and assumed liabilities), and then $500,000 greater for any additional incremental bid, accompanied by a commitment to proceed to a closing on contractual terms at least as favorable to Sellers as those set forth in this Agreement plus a cash deposit of $2,500,000, (ix) requiring Sellers to provide to Purchaser, upon receipt thereof, a copy of any and all bids received by Sellers, and (x)

authorizing any other procedural matters that Sellers and Purchaser reasonably deem appropriate.  Should overbidding take place, Purchaser shall have the right, but not the obligation, to participate in the overbidding and to be approved as the successful overbidder at the Sale Hearing based upon any such overbid, provided, however, that Purchaser shall receive a credit against any additional incremental bid in an amount equal to $1,500,000, provided further that if the actual expenses incurred by Purchaser up to the date of the Auction are less than $1,500,000 then Purchaser shall, if it is the Winning Bidder (as defined in, and in accordance with, the Bidding Procedures Order), increase the cash portion of the Purchase Price by an amount equal to the difference between (1) $1,500,000 and (2) the actual expenses incurred by Purchaser.  Sellers shall use their best efforts to obtain entry of the Bidding Procedures Order.  To the extent there is any inconsistency between this paragraph and the Bidding Procedures Order, the Bidding Procedures Order shall govern.

(d)           Sale Approval Order.  Without limiting the generality of the foregoing Section 6.5(b), the sale approval order, in the form annexed hereto as Exhibit 3 (the “Sale Approval Order”), shall be reasonably acceptable in form and substance to Purchaser and shall include provisions, among other things (i) providing that Purchaser shall not incur any liability as a successor to the Business, (ii) approving the sale of the Assets to Purchaser on the terms and conditions set forth in this Agreement, or such higher and better terms and conditions offered at the Auction, and authorizing Sellers to proceed with this transaction, (iii) stating that any objections timely filed with respect to the sale of the Assets, which have not been withdrawn, are overruled or the interests of such objections have been otherwise satisfied or adequately provided for by the Bankruptcy Court, (iv) finding that the Purchase Price represents fair value for the Assets, (v) finding that the sale is in the best interests of Sellers’ estates and creditors, (vi) finding that Purchaser is a good faith purchaser of the Assets under Section 363(m) of the Bankruptcy Code and that the provisions of Section 363(n) of the Bankruptcy Code have not been violated, (vii) providing that the sale of the Assets to Purchaser shall be free and clear of all liens, claims, interests, obligations and encumbrances whatsoever under Section 363 of the Bankruptcy Code and any other applicable sections of the Bankruptcy Code, (viii) providing that the Bankruptcy Court shall retain jurisdiction for the purpose of enforcing the provisions of the Sale Approval Order including, without limitation, compelling delivery of the Assets to Purchaser and protecting Purchaser against any liens, claims, interests, obligations and encumbrances against Sellers or the Assets, (ix) finding that there are no brokers involved in consummating the sale and no brokers’ commissions are due, (x) providing that the parties hereto shall be authorized to close this transaction immediately upon execution of the Sale Approval Order pursuant to Rules 6004(g) and 6006(d) of the Federal Rules of Bankruptcy Procedure, (xi) authorizing and directing Sellers to execute, deliver, perform under, consummate and implement this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing, (xii) determining that Purchaser is not a successor to Sellers or otherwise liable for any of the Excluded Liabilities or Excluded Assets and permanently enjoining each and every holder of any of the Excluded Liabilities or Excluded Assets from commencing, continuing or otherwise pursuing or enforcing any remedy, claim, cause of action or encumbrance against Purchaser or the Assets related thereto, and (xiii) finding that, pursuant to Section 1146(c) of the Bankruptcy Code, the within transaction is “in contemplation of a plan or plans of reorganization to be confirmed in the Bankruptcy Cases,” and as such shall be free and clear of any and all transfer tax, stamp tax or similar taxes; provided, however, that Purchaser’s obligations hereunder shall not be conditioned on the finding set forth in this clause (xiii).  Sellers shall use their best efforts to obtain entry of the Sale Approval Order.  Purchaser’s obligations to consummate the transactions contemplated herein shall be conditioned upon the Bankruptcy Court’s entry of the Sale Approval Order in form and substance satisfactory to Purchaser.  To the extent that there is any inconsistency between this paragraph and the Sale Approval Order, the Sale Approval Order shall govern.

(e)           Assumed Contracts.  Sellers shall not reject under Section 365 of the Bankruptcy Code, waive or release any of their rights under, amend or otherwise modify any of the Assumed Contracts without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.  Sellers shall obtain an order or orders (which may include the Sale Approval Order) in a form reasonably satisfactory to Purchaser, among other things (i) approving the assumption and assignment of the Assumed Contracts to Purchaser pursuant to, and subject to the provisions of, Section 365 of the Bankruptcy Code, (ii) providing that all defaults of Sellers under the Assumed Contracts arising or accruing prior to the date of the Closing (without giving effect to any acceleration clauses or any default provisions in such contracts of a kind specified in Section 365(b)(2) of the Bankruptcy Code) have been cured or will be promptly cured by Sellers or Purchaser so that Purchaser shall have no liability or obligation with respect to any default or obligation arising or accruing prior to the date of the Closing or in respect of any cure obligations, except as may otherwise be specifically agreed as set forth in this Agreement, such Assumed Contracts and cure amounts are set forth on Schedule 6.5(e), and (iii) providing that the Assumed Contracts shall be transferred to, and remain in full force and effect for the benefit of, Purchaser, notwithstanding any provision in any such Assumed Contract or in applicable Law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or limits in any way such assignment or transfer.

(f)            Other Bankruptcy Covenants.  Sellers shall promptly make any filings, take all actions, and use their best efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the sale of the Assets, subject to their obligations to comply with any order of the Bankruptcy Court. In the event an appeal is taken, or a stay pending appeal is requested, from any of the foregoing orders of the Bankruptcy Court, Sellers shall immediately notify Purchaser of such appeal or stay request and, upon Purchaser’s request, shall provide to Purchaser within two days after Sellers’ receipt thereof a copy of the related notice of appeal or order of stay.  Sellers shall also provide Purchaser with written notice of any motion, application, brief or other pleading filed in connection with any appeal from any of such orders.

6.6           Apportioned Obligations.  All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Sellers and Purchaser based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  The Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for real or personal property Taxes relating to the Assets, each of the Sellers and Purchaser shall present a statement to the other and simultaneously provide a copy of same to the Oversight Committee Representative, setting forth the amount of reimbursement to which each is entitled under this Section 6.6 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) Business Days after delivery of such statement.  In the event that either the Sellers or Purchaser shall make any payment for which it is entitled to reimbursement under this Section 6.6, the other party shall make such reimbursement promptly but in no event later than ten (10) Business Days after the presentation of a statement setting forth the amount of reimbursement to which presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Purchaser shall notify the Sellers’ Representative and the Oversight Committee Representative of any audit or examination of the Apportioned Obligations.  The Sellers’ Representative and the Oversight Committee Representative shall have the right to participate in any such audit or examination and Purchaser shall not settle any such audit or examination without the consent of the Sellers’ Representative and the Oversight Committee Representative, which consent shall not be unreasonably withheld.

6.7           Taxes.  Except as otherwise specifically provided in this Agreement, (i) the Sellers shall pay all Taxes payable with respect to the operations of the Business for all periods ending on or prior to the Closing Date and (ii) Purchaser shall pay all Taxes payable with respect to the operations of the Business for all periods from and after the Closing Date.

6.8           Negotiations.     Commencing immediately following the Auction, Purchaser shall have the right to negotiate with any third party, including, but not limited to, any governmental regulatory authority, with respect to the terms of any claim, liability or agreement to which any of the Sellers is a party, including, but not limited to, the Settlement Agreements and that certain Corporate Integrity Agreement, as amended, among the Office of Inspector General of the Department of Health and Human Services, TLC, SBI, SBSI, SLHHAI and SBHHCI; provided, however, that the Sellers shall have the right to be present at all such negotiations.  The failure or refusal of any such third party to agree to a modification of any such claim, liability, or agreement, shall not constitute a breach of this Agreement.

6.9           Cost Reports.  Each Seller shall, within fifty (50) days after the Closing, file with the appropriate Medicare and Medicaid agencies all final cost reports with respect to its operation which are required to be filed under the terms of the Medicare and Medicaid Programs.  Following the Closing, Buyer shall make reasonably available to the Sellers such of its personnel and books and records as are reasonably necessary to assist the Sellers in the preparation of such cost reports.  Purchaser shall also make such personnel and books and records reasonably available to the Sellers with respect to any other reports, filings, or forms that the Sellers must submit to any Governmental Entity after the Closing.  Simultaneous with such filing, each Seller shall provide Purchaser with copies of such cost reports, together with copies of any amendments thereto and correspondence related to such final cost reports.

6.10         Consents.  Prior to Closing, the Sellers shall use their commercially reasonable best efforts to (a) obtain, or cause to be obtained, all Consents, including but not limited to the Consents set forth on Schedule 7.1(c) and (b) obtain, or cause to be obtained, and deliver each of the franchisee waivers described in Section 7.1(l) and the agreement set forth on Section 7.1(m) to Purchaser.  The Sellers shall be responsible for all costs and expenses resulting from securing each such Consent or agreement (including without limitation, any fee to any third party for the purpose of obtaining each such Consent or agreement or any costs and expenses of any third party resulting from securing each such Consent or agreement).

ARTICLE VII

CONDITIONS TO CLOSING

7.1           Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser under this Agreement to consummate the transactions contemplated by this Agreement on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Purchaser:

(a)           Representations and Warranties Accurate.  The representations and warranties of the Sellers contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)           Performance by the Sellers.  Each of the Sellers shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such Person hereunder on or prior to the Closing Date.

(c)           Consents.  All Consents required in connection with the consummation of the transactions contemplated by this Agreement and the Closing (including those set forth on Schedule 7.1(c) hereto) shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon Purchaser or the Sellers of any condition, restriction or required undertaking.

(d)           No Legal Prohibition.  No suit, action, investigation, inquiry or other proceeding by any Governmental Entity or other Person shall have been instituted or threatened which arises out of or relates to this Agreement, or the transactions contemplated hereby and no injunction, order, decree or judgment shall have been issued and be in effect or threatened to be issued by any Governmental Entity of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the transactions contemplated hereby.

(e)           Certificate.  Purchaser shall have received a certificate, dated the Closing Date, signed on behalf of the Sellers by an officer of TLC, to the effect that the conditions set forth in Sections 7.1(a), 7.1(b), and 7.1(c) have been satisfied.

(f)            Due Diligence.  Purchaser shall have completed its Clinical Due Diligence Review of the Sellers and the Business, and said Clinical Due Diligence Review shall be satisfactory to Purchaser in its sole discretion; provided, however, that this condition shall be deemed satisfied on January 21, 2004.

(g)           No Material Adverse Change.  No material adverse change shall have occurred in the business of the Sellers and no other event, loss, damage, condition or state of facts of any kind shall exist which has a Material Adverse Effect or can reasonably be expected to have a Material Adverse Effect.  The provisions of this Section 7.1(g) shall not apply to items which appear on Schedules 4.6 and 4.14.

(h)           HSR Act.  The required waiting period under the HSR Act shall have expired or been earlier terminated.

(i)            Intentionally Omitted.

(j)            Entry of Order; Appeal.  The Bankruptcy Court shall have entered the Bidding Procedures Order in accordance with Section 6.5(c), the Sale Approval Order in accordance with Section 6.5(d), and any other order in accordance with Section 6.5(e) relating to the assignment of the Assumed Contracts, all in form and substance reasonably acceptable to Purchaser, and the Sale Approval Order and any other order in accordance with Section 6.5(e) relating to the assignment of the Assumed Contracts, shall not have been stayed, and shall have become a Final Order, unless the finality of the Sale Approval Order is waived by Purchaser in Purchaser’s sole discretion.  The term “Final Order” as used in this Agreement shall mean an order, judgment or other decree, the operation or effect of which has not been reversed, stayed, modified or amended and any and all appeal periods with respect to such order, judgment or other decree have expired.

(k)           Assigned Agreements.  The agreements set forth on Schedule 7.1(k) shall have been assigned to Purchaser.

(l)            Franchisee Waivers.  Each of the franchisees set forth on Schedule 7.1(l) shall have executed and delivered to Purchaser a waiver agreement substantially in one of the forms annexed hereto as Exhibit 5-1 through Exhibit 5-10.

(m)          Maryland Agreement.  The Medicaid Fraud Control Unit of the Maryland Attorney General’s Office and the Maryland Medical Assistance Program shall have executed and delivered to Purchaser an agreement substantially in the form annexed hereto as Exhibit 6.

7.2           Conditions Precedent to Obligations of the Sellers.  The obligations of each of the Sellers under this Agreement to consummate the transactions contemplated by this Agreement on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Sellers:

(a)           Representations and Warranties Accurate.  The representations and warranties of Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b)           Performance by Purchaser.  Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them hereunder on or prior to the Closing Date.

(c)           Consents.  All Consents required in connection with the purchase and sale of the Assets and the Closing shall have been duly obtained, made or given and shall be in full force and effect.

(d)           No Legal Prohibition.  No suit, action, investigation, inquiry or other proceeding by any Governmental Entity or other Person shall have been instituted or threatened which arises out of or relates to this Agreement or the transactions contemplated hereby and no injunction, order, decree or judgment shall have been issued and be in effect or threatened to be issued by any Governmental Entity of competent jurisdiction, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the transactions contemplated hereby.

(e)           Certificate.  Sellers’ Representative shall have received a certificate, dated the Closing Date, signed on behalf of Purchaser by an officer of Purchaser, to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

(f)            HSR Act.  The required waiting period under the HSR Act shall have expired or been earlier terminated.

(g)           Intentionally Omitted.

(h)           Entry of Order; Appeal.  The Sale Approval Order shall have been entered by the Bankruptcy Court and shall not have been stayed.  If an appeal of the Sale Approval Order is filed and Purchaser elects in its sole discretion to waive the condition to Closing that the Sale Approval Order shall be a Final Order, then Sellers shall be obligated to proceed with the Closing notwithstanding the pendency of any such appeal, unless the Sale Approval Order is stayed.

ARTICLE VIII

INDEMNIFICATION

8.1           Non-Survival of Representations and Warranties.  All representations and warranties contained in Articles IV and V shall expire at the close of business on the Closing Date.

ARTICLE IX

MISCELLANEOUS

9.1           Termination.  This Agreement may be terminated, and the transactions contemplated herein may be abandoned:

(a)           any time before the Closing, by mutual written agreement of the Sellers and Purchaser;

(b)           any time before the Closing, by the Sellers, on the one hand, or Purchaser, on the other hand, (i) in the event of a material breach hereof by any non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (ii) upon notification to the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party;

(c)           by Purchaser, upon five (5) Business Days’ prior written notice to the Sellers’ Representative, if (i) Purchaser is not determined to be the Winning Bidder (as defined in, and in accordance with, the Bidding Procedures Order) upon the conclusion of the Auction, (ii) the Sale Approval Order and any other order in accordance with Section 6.5(e) relating to the assignment of the Assumed Contracts shall not have been entered within three (3) Business Days following the date of the Sale Hearing or (iii) the Closing has not taken place by the 120th day following the date of the Auction, other than by reason of a material breach of this Agreement by Purchaser; or

(d)           by the Sellers, upon five (5) Business Days’ prior written notice to Purchaser, if the Closing has not taken place by the 270th day following the date of the Auction, other than by reason of a material breach of this Agreement by the Sellers.

The time periods for termination of this Agreement set forth in Sections 9.1(c)(iii) and 9.1(d) may be extended by mutual written agreement of the Sellers and Purchaser without further order of the Bankruptcy Court.

9.2           Effect of Termination.

(a)           If this Agreement is validly terminated pursuant to Section 9.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of any party (or any of their respective officers, directors, employees, partners, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions in Sections 9.3, 9.16 and 9.21 will continue to apply following any such termination.  Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Sections 9.1(b), (c) and (d), the Sellers will remain liable to Purchaser for any breach of this Agreement by the Sellers existing at the time of such termination, and Purchaser will remain liable to the Sellers for any breach of this Agreement by Purchaser existing at the time of such termination.  Failure of any party to satisfy any of the conditions set forth in Sections 7.1 or 7.2 of this Agreement shall not be deemed a breach of this Agreement by such party except to the extent that such failure also constitutes a breach of a representation, warranty or covenant.

(b)           Notwithstanding the provisions of Section 9.2(a), above:

(i)            if Purchaser or the Sellers terminate this Agreement pursuant to Section 9.1(a) or Section 9.1(b)(ii), Purchaser shall receive the prompt return of the Deposit;

(ii)           if Purchaser terminates this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(c), Purchaser shall receive the prompt return of the Deposit;

(iii)          if the Sellers terminate this Agreement pursuant to Section 9.1(b)(i), the Sellers shall receive, as their sole and exclusive remedy available under any Law, including the Bankruptcy Code, the Deposit; and

(iv)          if the Sellers terminate this Agreement pursuant to Section 9.1(d), Purchaser shall receive the prompt return of the Deposit.

9.3           Expenses.  Except as otherwise set forth herein, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.  Purchaser and the Sellers shall each pay one half of all filing fees required to be paid to the Federal Trade Commission pursuant to the HSR Act.  Notwithstanding the foregoing, in the event Purchaser is not the Winning Bidder (as defined in, and in accordance with, the Bidding Procedures Order) at the Auction, the Sellers will reimburse Purchaser for all reasonable expenses incurred by Purchaser up to the date of the Auction, including but not limited to financing commitment fees, up to an aggregate amount of $1,500,000.

9.4           Amendment.  This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by Purchaser and the Sellers.

9.5           Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto and the instruments and other documents delivered pursuant to this Agreement, contain the entire agreement of the parties relating to the subject matter hereof, and supersede all prior agreements, understandings, representations, warranties and covenants of any kind between the parties.  All others are specifically waived.

9.6           Waivers.  Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.  No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

9.7           Notices.  All notices and other communications hereunder shall be validly given or made if in writing, (i) when delivered personally (by courier service or otherwise), (ii) when sent by telecopy, or (iii) when actually received if mailed by first-class certified or registered United States mail or recognized overnight courier service, postage-prepaid and return receipt requested, and all legal process with regard hereto shall be validly served when served in accordance with applicable law, in each case to the address of the party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other parties pursuant to this Subsection:

If to the Sellers:

Tender Loving Care Health Care Services, Inc.
1983 Marcus Avenue
Lake Success, New York 11042
Telephone:     (516) 358-1000
Telecopier:     (516) 327-3373
Attention:       Chief Restructuring Officer & General Counsel

with a copy to:

Klestadt & Winters, LLP
381 Park Avenue South, 12th Floor
New York, NY 10016-8806
Telephone:     (212) 972-3000
Telecopier:     (212) 972-2245
Attention:       Tracy L. Klestadt, Esq.

and

Fulbright & Jaworski, LLP
801 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2623
Telephone:     (202) 662-0200
Telecopier:     (202) 661-4643
Attention:       Frederick Robinson, Esq.

If to Purchaser:

Charter TLC, Inc.
c/o Charterhouse Group International, Inc.
535 Madison Avenue
New York, NY 10022
Telephone:     (212) 584-3200
Telecopier:     (212) 750-9704
Attention:       Jim Silver

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York  10036
Telephone:     (212) 969-3000
Telecopier:     (212) 969-2900
Attention:       Stephen W. Rubin, Esq.

9.8           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

9.9           Governing Law.  All disputes arising out of or related to this Agreement, including, without limitation, any dispute relating to the interpretation, meaning or effect of any provision hereof, will be resolved in the Bankruptcy Court and the parties hereto will each submit to the exclusive jurisdiction of the Bankruptcy Court for the purposes of adjudicating any such dispute, to the extent the jurisdiction of the Bankruptcy Court is applicable.  If the jurisdiction of the Bankruptcy Court is not applicable, any legal action, suit or proceeding arising out of or relating to this Agreement, each and every agreement and instrument contemplated hereby or the transactions contemplated hereby and thereby shall be instituted in any Federal court of the Eastern District of New York.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (i.e., without regard to its conflicts of law rules).

9.10         Binding Effect; Third Party Beneficiaries; Assignment.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and permitted assigns.  Except as expressly set forth herein, nothing expressed or referred to in this Agreement is intended or shall by construed to give any Person other than the parties to this Agreement, or their respective legal representatives, successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.  Neither party may assign this Agreement nor any of its rights hereunder, other than any right to payment of a liquidated sum, nor delegate any of its obligations hereunder, without the prior written consent of the other, except that Purchaser may assign its rights under this Agreement to any Affiliate or to any Person providing financing for the transaction.  Purchaser may assign the Assets to any of its Subsidiaries or Affiliates, except as prohibited by applicable health care law.

9.11         Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and any such provision, to the extent invalid or unenforceable, shall be replaced by a valid and enforceable provision which comes closest to the intention of the parties underlying such invalid or unenforceable provision.

9.12         Specific Performance.  Notwithstanding anything to the contrary contained herein, each party hereto acknowledges that money damages would be incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm.  Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

9.13         Headings.  The headings contained in this Agreement are for reference purposes only and shall not modify define, limit, expand or otherwise affect in any way the meaning or interpretation of this Agreement.

9.14         No Agency.  Except as provided in Section 9.15 hereof, no party hereto shall be deemed hereunder to be an agent of, or partner or joint venturer with, any other party hereto.

9.15         Sellers’ Representative.  Each Seller hereby irrevocably appoints Tender Loving Care Health Care Services, Inc. (the “Sellers’ Representative”) as its true and lawful attorney-in-fact and agent, with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Seller with respect to any matters relating to this Agreement and any document, certificate or other agreement to be executed and delivered by or on behalf of any Seller pursuant hereto, with the full power, without the consent of the Sellers or any of them, to exercise as it in its sole discretion deems appropriate, all of the powers which any Seller could exercise under the provisions of this Agreement or any document, certificate or other agreement to be executed and delivered by or on behalf of any Seller pursuant hereto, including, without limitation, to (i) accept and give notices hereunder or thereunder on behalf of any or all of the Sellers, (ii) consent to any modification or amendment hereof or thereof or (iii) give any waiver or consent hereunder or thereunder.  Sellers’ Representative does hereby accept such appointment.  Purchaser shall be entitled to rely exclusively upon such notices, waivers, consents, amendments, modifications and other acts of the Sellers’ Representative as being the binding acts of the Sellers or any of them, and Purchaser shall be entitled to deliver any notices, payments or other items required to be delivered by it to any Seller hereunder or thereunder only to the Sellers’ Representative, and any such delivery shall be fully effective as if it were made directly to any relevant Seller.  Sellers’ Representative shall not effect any substitution for himself as the Sellers’ Representative without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.  In the event that Sellers’ Representative is dissolved or merged out of existence, the Sellers shall promptly designate a new Sellers’ Representative.

9.16                         Public and Private Announcements.  Prior to Closing, neither Purchaser nor any Seller will issue or cause the publication of any press release or otherwise make any public and/or private statement with respect to the transactions contemplated hereby without the prior written consent of the parties hereto, except with regard to certain negotiations or communications by the Sellers with any or all competing bidders as contemplated under the Bidding Procedures Order, provided, that any party hereto may make a public and/or private announcement to the extent required by law, judicial process or the rules, regulations or interpretations of the Securities and Exchange Commission or any national securities exchange.

9.17                         Preservation and Access to Records After Closing.    (a)    With regard to patient records relating to the Business, from and after the Closing Date, Purchaser shall maintain the patient records held at the Facilities as of the Closing Date relating to periods prior to the Closing Date in accordance with applicable law, and in a manner consistent with the policies and procedures of the Sellers governing maintenance of patient records generated at the Facilities.

(b)           Purchaser acknowledges that, as a result of purchasing the Assets, it will gain access to patient and other information that is subject to statutes, laws, rules, and regulations regarding confidentiality, and agrees to abide by such statutes, laws, rules, and regulations with regard to such confidential information.

(c)           Purchaser acknowledges that following the Closing Date, the Sellers may need access to information or documents in the control or possession of Purchaser for the purposes of concluding the transactions contemplated hereby, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims.  Accordingly, Purchaser agrees that following the Closing Date it shall make reasonably available to the Sellers, their representatives, agents or independent auditors, and/or any governmental agencies or authorities designated by the Sellers, upon written request, consistent with applicable law, and at the expense of the Sellers, such documents and information as may be available relating to the Business for periods prior and subsequent to the Closing Date to the extent necessary to facilitate concluding the transaction herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims or other causes of action retained by the Sellers.  Subsequent to the Closing Date, Purchaser shall make available to Sellers’ Representative and it’s counsel the Sellers’ books and records, for the purposes of, inter alia, (i) complying with the terms of this Agreement or applicable law and (ii) resolving all claims against the Sellers scheduled or filed in the Bankruptcy Cases and any claims to which the Sellers have retained liabilities.

9.18         Sellers’ Knowledge Qualifications.  Whenever the Sellers’ make any representation, warranty or other statement to the Sellers’ knowledge, Sellers’ knowledge means the knowledge, after due inquiry, of each of the persons set forth on Schedule 9.18 hereto.

9.19         Accounting Terms.  Any accounting terms used in this Agreement shall, unless otherwise defined in this Agreement, have the meaning ascribed thereto by GAAP.

9.20         Interpretation.  In this Agreement, unless a contrary intention appears, (i) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and to any certificates delivered pursuant hereto; and (ii) reference to any Article or Section means such Article or Section hereof.

9.21         Confidentiality.     Prior to Closing, any information obtained or derived by Purchaser as a result of its Clinical Due Diligence Review shall be maintained strictly confidential, shall be used solely for the purposes contemplated by this Agreement, and shall not be disclosed to any third party except to the extent that such disclosure is specifically required by law.  Purchaser further agrees that, not less than five (5) Business Days prior to disclosing any confidential information pursuant to the first sentence of this Section 9.21, it will inform the Sellers of the circumstances requiring disclosure, unless providing such disclosure is itself prohibited by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TENDER LOVING CARE HEALTH CARE
SERVICES, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

T.L.C. HOME HEALTH CARE INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

ALBERT GALLATIN HOME CARE, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

STAFF BUILDERS, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

STAFF BUILDERS INTERNATIONAL, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

CARECO, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

TENDER LOVING CARE HOME CARE
SERVICES, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

T.L.C. MIDWEST, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

U.S. ETHICARE CORP.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

T.L.C. MEDICARE SERVICES OF DADE, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

T.L.C. MEDICARE SERVICES OF
BROWARD, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

U.S. ETHICARE CHAUTAUQUA CORP.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

ETHICARE CERTIFIED SERVICES, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

U.S. ETHICARE ERIE CORP.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

U.S. ETHICARE NIAGARA CORP.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

S.B.H.F., INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

STAFF BUILDERS SERVICES, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

STAFF BUILDERS HOME HEALTH
CARE, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

ST. LUCIE HOME HEALTH AGENCY, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

A RELIABLE HOMEMAKER OF MARTIN
ST. LUCIE COUNTY, INC.

By:	/s/ James K. Happ
Name: James K. Happ
Title: Chief Executive Officer

CHARTER TLC, INC.

By:	/s/ Lori Hess
Name: Lori Hess
Title: Vice President